                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                              -----------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)

                      (Amendment No.                )(1)
                                     ---------------

                                   Trism, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89625-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 20, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  /_/  Rule 13d-1(b)

                  /X/  Rule 13d-(c)

                  /_/  Rule 13d-1(d)

---------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  89625-10-4                  13G                     Page 2 of 5 Pages
           ------------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Philip L. Fitting

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /_/
                                                                       (b)  /X/

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION     U.S.A.


NUMBER OF SHARES             5.      SOLE VOTING POWER     366,430

BENEFICIALLY                 6.      SHARED VOTING POWER     0

OWNED BY EACH                7.      SOLE DISPOSITIVE POWER      366,430

REPORTING PERSON             8.      SHARED DISPOSITIVE POWER     0

WITH

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    366,430

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /_/

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9     6.4%

12.      TYPE OF REPORTING PERSON*     IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item     1(a).    Name of Issuer:

                       Trism, Inc.
                  ---------------------------------------------------

Item     1(b).    Address of Issuer's Principal Executive Offices:

                       4174 Jiles Road, Kennesaw, GA  30144
                  ---------------------------------------------------

Item     2(1).    Name of Person Filing:

                        Philip L. Fitting
                  ---------------------------------------------------

Item     2(b).    Address of Principal Business Office or, if None, Residence:

                       8 Dorado Court, Wilton CT 06897
                  ---------------------------------------------------

Item     2(c).    Citizenship:

                       U.S.A.
                  ---------------------------------------------------

Item     2(d).    Title of Class of Securities:

                       Common Stock
                  ---------------------------------------------------

Item     2(e).    CUSIP Number:

                       89625-10-4
                  ---------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)      /_/   Broker or dealer registered under Section 15 of the
                        Exchange Act.

         (b)      /_/   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      /_/   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

         (d)      /_/   Investment company registered under Section 8 of the
                        Investment Company Act.

         (e)      /_/   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

         (f)      /_/   An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      /_/   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

         (h)      /_/   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

         (i)      /_/   A church plan that is excluded from the definition
                        of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      /_/   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item     4.       Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:     366,430

                  --------------------------------------------------------------

         (b)      Percent of class:
                                           6.4%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote       366,430       ,
                                                          ----------------------
         (ii)     Shared power to vote or to direct the vote     0             ,
                                                            --------------------
         (iii)    Sole power to dispose or to direct the disposition of 366,430,
                                                                       ---------
         (iv)     Shared power to dispose or to direct the disposition of  0   ,
                                                                         -------

         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d- 3(d)(1).

Item     5.       Ownership of Five Percent or Less of a Class.

                                            Not Applicable.

Item     6.       Ownership of More than Five Percent on Behalf of Another
                  Person.

                                            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                            Not Applicable.

Item     8.       Identification and Classification of Members of the Group.

                                            Not Applicable.

Item     9.       Notice of Dissolution of Group.

                                            Not Applicable.

Item     10.      Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  October 29, 1999
                                  ---------------------------------------------
                                                       (Date)

                                  /s/ Philip L. Fitting
                                  ---------------------------------------------
                                                       (Signature)

                                  Philip L. Fitting
                                  ---------------------------------------------
                                                       (Name/Title)

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.